AMENDMENT NO. 1 TO DEPOSIT AGREEMENT

AMENDMENT NO. 1, dated as of September 21, 2007 (the “Amendment”), to the Deposit Agreement dated as of November 21, 1986, as Amended and Restated as of October 31, 1997 and December 10, 1999 as Further Amended and Restated as of May 17, 2002 (as so amended hereby, the "Deposit Agreement"), among BG GROUP PLC, a company incorporated in England and Wales (the "Company"), JPMORGAN CHASE BANK, N.A., as depositary (the "Depositary"), and all Holders from time to time of American Depositary Receipts issued thereunder ("Receipts") evidencing American Depositary Shares ("ADSs") representing deposited Shares.

W I T N E S S E T H:

WHEREAS, the Company and the Depositary executed the Deposit Agreement for the purposes set forth therein; and

WHEREAS, the Company has filed a Form 15F with the U.S. Securities and Exchange Commission (the "Commission") in order to seek to terminate the registration of its securities under the United States Securities and Exchange Act of 1934, as amended (“Exchange Act”), and its obligation to file with the Commission, or submit to the Commission, reports under Sections 13(a) and 15(d) of the Exchange Act.

WHEREAS, the Company desires to amend the Deposit Agreement and the Form of Receipt annexed to the Deposit Agreement as Exhibit A to reflect such change; and

WHEREAS, pursuant to Section 6.1 of the Deposit Agreement, the Company and the Depositary deem it necessary and desirable to amend the Deposit Agreement and the Form of Receipt annexed to the Deposit Agreement as Exhibit A for the purposes set forth herein;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Depositary hereby agree to amend the Deposit Agreement and form of Receipt as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Definitions. Unless otherwise defined in this Amendment, all capitalized terms used, but not otherwise defined, herein shall have the meaning given to such terms in the Deposit Agreement.

ARTICLE II

AMENDMENTS TO DEPOSIT AGREEMENT

SECTION 2.01. All references in the Deposit Agreement to the terms "Deposit Agreement" and "form of Receipt" shall, as of the Effective Date (as herein defined), refer to the Deposit Agreement and form of Receipt as further amended by this Amendment.

SECTION 2.02. All references in the Deposit Agreement to the Depositary shall be references to JPMorgan Chase Bank, N.A, a national banking association organized under the laws of the United States.

SECTION 2.03.  The second paragraph of Section 4.09 of the Deposit Agreement is amended to read as follows:

Upon effectiveness of the termination of the Company’s reporting requirements under the Exchange Act, the Company shall publish on its website (www.bg-group.com) on an ongoing basis, or otherwise furnish the United States Securities and Exchange Commission (the "Commission") with, certain public reports and documents required by foreign law or otherwise under Rule 12g3-2(b) under the Exchange Act. To the extent furnished to the Commission, such reports and documents may be inspected and copied at the public reference facilities maintained by the Commission located at 100 F Street, NE, Washington, DC 20549.

SECTION 2.04. The address of the Depositary set forth in Section 7.05 of the Deposit Agreement is amended to read as follows:

JPMorgan Chase Bank, N.A., 4 New York Plaza, New York, New York 10004, Attention: ADR Administration

ARTICLE III

AMENDMENTS TO THE FORM OF RECEIPT

SECTION 3.01.  All references in the form of Receipt to the terms "Deposit Agreement" and "form of Receipt" shall, as of the Effective Date (as herein defined), refer to the Deposit Agreement and form of Receipt as further amended by this Amendment.

SECTION 3.02. The first two sentences of paragraph (7) of the reverse of the form of Receipt are amended to read as follows:

Upon effectiveness of the termination of the Company’s reporting requirements under the Exchange Act, the Company shall publish on its website (www.bg-group.com) on an ongoing basis, or otherwise furnish the United States Securities and Exchange Commission (the "Commission") with, certain public reports and documents required by foreign law or otherwise under Rule 12g3-2(b) under the Exchange Act. To the extent furnished to the Commission, such reports and documents may be inspected and copied at the public reference facilities maintained by the Commission located at 100 F Street, NE, Washington, DC 20549.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties. The Company represents and warrants to, and agrees with, the Depositary and Holders, that:

(a) This Amendment, when executed and delivered by the Company, will be duly and validly authorized, executed and delivered by the Company, and it and the Deposit Agreement as amended hereby constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles; and

(b) In order to ensure the legality, validity, enforceability or admissibility into evidence of this Amendment or the Deposit Agreement as amended hereby, neither of such agreements need to be filed or recorded with any court or other authority in the United Kingdom, nor does any stamp or similar tax or governmental charge need to be paid in the United Kingdom on or in respect of such agreements.

ARTICLE V

MISCELLANEOUS

SECTION 5.01. Effective Date. This Amendment is dated as of the date set forth above and shall be effective as the open of business New York time on September 21, 2007 (the “Effective Date”).

SECTION 5.02. Outstanding Receipts. Receipts issued prior or subsequent to the Effective Date, which do not reflect the changes to the form of Receipt effected hereby, do not need to be called in for exchange and may remain outstanding until such time as the Holders thereof choose to surrender them for any reason under the Deposit Agreement. The Depositary is authorized and directed to take any and all actions deemed necessary to effect the foregoing. From and after the date hereof, the amendments to the Deposit Agreement effected hereby shall be binding on all Holders issued and outstanding as of the date hereof and on all Holders issued after the date hereof. The form of Receipt as amended hereby is set forth in Exhibit A hereto.

SECTION 5.03. Indemnification. The parties hereto shall be entitled to the benefits of the indemnification provisions of Section 5.8 of the Deposit Agreement in connection with any and all liability it or they may incur as a result of the terms of this Amendment and the transactions contemplated herein.

SECTION 5.04. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.

SECTION 5.05. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be wholly performed in the State of New York.

IN WITNESS WHEREOF, the Company and the Depositary have caused this Amendment to be executed by representatives thereunto duly authorized as of the date set forth above.

BG GROUP PLC

By:
Name: Ashley Almanza
Title: Chief Financial Officer and Director

JPMORGAN CHASE BANK, N.A.

By:
Name:
Title:

EXHIBIT A

ANNEXED TO AND INCORPORATED

IN AMENDMENT NO. 1 TO DEPOSIT AGREEMENT

EXHIBIT A

[FORM OF ADR]
Number	CUSIP NUMBER:

HOLDERS WHO HAVE FAILED TO COMPLY WITH THE COMPANY’S REQUESTS FOR INFORMATION OF THE NATURE REFERRED TO IN PARAGRAPH (11) OF THE FACE OF THIS RECEIPT MAY FORFEIT THE RIGHTS DESCRIBED IN PARAGRAPH (5) OF THE REVERSE SIDE OF THIS RECEIPT TO DIRECT THE VOTING OF DEPOSITED SECURITIES UNDERLYING THEIR RECEIPTS

EXHIBIT A
TO
DEPOSIT AGREEMENT

[FORM OF FACE OF RECEIPT]
AMERICAN DEPOSITARY RECEIPTS
evidencing
AMERICAN DEPOSITARY SHARES
representing
DEPOSITED ORDINARY SHARES OF
BG GROUP PLC
(Incorporated under the laws of England and Wales)

No. ________________

JPMORGAN CHASE BANK, N.A., a national banking association organized under the laws of the United States, as Depositary (the “Depositary”), hereby certifies that ________________ is the owner of ________________ American Depositary Shares (“American Depositary Shares”), representing deposited Ordinary Shares (par value 10 pence each) (“Shares”) of BG Group plc, a company incorporated in England and Wales (the “Company”). At the date hereof, each American Depositary Share represents five (5) Shares (or evidence of rights to receive such Shares) deposited under the Deposit Agreement thereinafter defined) with a Custodian appointed under the Deposit Agreement (the “Custodian”).

(1) The Deposit Agreement. This American Depositary Receipt is one of an issue (the “Receipts”), all issued and to be issued upon the terms and conditions set forth in the Deposit Agreement dated as of November 21, 1986, as amended and restated as of October 31, 1997 and December 10, 1999, as further amended and restated as of May 17, 2002 (as hereinafter amended from time to time, the “Deposit Agreement”), by and among the Company, the Depositary and each person or the persons in whose name a Receipt is registered on the books of the Depositary maintained for such purpose (each, a “Holder”) from time to time of Receipts issued thereunder, each of whom by accepting a Receipt agrees to become a party thereto and becomes bound by all the terms and provisions thereof and hereof. The Deposit Agreement sets forth the rights of Holders of the Receipts and the rights and duties of the Depositary in respect of the Shares deposited thereunder and any and all other securities, property and cash from time to time received in respect of such Shares and held thereunder (such Shares, securities, property and cash are herein called the “Deposited Securities”). Copies of the Deposit Agreement and the Company’s Memorandum and Articles of Association are on file at the Depositary's Office and the office of the Custodian and at any other designated transfer offices. The statements made on the face and the reverse of this Receipt are summaries of certain provisions of the Deposit Agreement, as well as the Company’s Memorandum and Articles of Association, and are qualified by and subject to the detailed provisions of the Deposit Agreement, to which reference is hereby made. The Depositary makes no representation or warranty as to the validity or worth of the Deposited Securities.

(2) Surrender of Receipts and Withdrawal of Shares. Upon receipt at the Depositary's Office of a Holder's written order directing the Depositary to cause the Deposited Securities represented by the American Depositary Shares evidenced by a Receipt to be withdrawn and delivered to or upon the written order of the person or persons designated in such order along with a certificated Receipt (properly endorsed in blank or accompanied by proper instruments of transfer in blank, to the extent required by the Depositary) or, in the case of a Direct Registration Receipt, proper instruments of transfer in blank, to the extent required by the Depositary, and upon payment of the fee of the Depositary for the surrender of Receipts as provided in Section 5.09 and Paragraph 6 of this Receipt and payment of all taxes and governmental charges payable in connection with such surrender and withdrawal of the Deposited Securities, and subject to the terms and conditions of the Deposit Agreement, the Company’s Memorandum and Articles and the Deposited Securities, the Depositary shall (i) cancel such certificated Receipt or make a notation on the Direct Registration System reflecting the cancellation of such Direct Registration Receipts, as the case may be, and (ii) direct the Custodian to deliver without unreasonable delay, subject to this Deposit Agreement and to the provisions of or governing Deposited Securities, to or upon the written order of the person or persons designated in such order, the Deposited Securities at the time represented by the American Depositary Shares evidenced by such Receipt, and the Custodian shall so deliver such Deposited Securities, at the office of the Custodian, except that the Depositary may, at the request, risk and expense of the Holder make delivery of such Deposited Securities without unreasonable delay to such person or persons at the Depositary's Office or at any other place specified by the Holder in such order. Directions shall be given by letter or, at the request, risk and expense of the Holder, by cable, telex or facsimile transmission. Delivery of Deposited Securities may be made by the delivery of certificates, to the extent such Deposited Securities may be represented by certificates, which, if required by law, shall be properly endorsed or accompanied by a properly executed instrument or instruments of transfer, and if such certificates may be so registered, registered in the name of such Holder, or as ordered by such Holder or properly endorsed or accompanied by proper instruments of transfer. Notwithstanding any other provision of the Deposit Agreement or the Receipts, the surrender of outstanding Receipts and withdrawal of Deposited Securities may not be suspended, subject only to (i) temporary delays caused by closing the transfer books of the Depositary or the Company or the deposit of Shares in connection with voting at a shareholders’ meeting, or the payment of dividends, (ii) the payment of fees, taxes and similar charges, and (iii) compliance with any U.S. or foreign laws or governmental regulations relating to the Receipts or to the withdrawal of the Deposited Securities.

(3) Transfers, Split ups and Combinations; Limitations. This Receipt is transferable on the books of the Depositary by the Holder hereof in person or by duly authorized attorney, upon surrender of this Receipt, without unreasonable delay, at any designated transfer office properly endorsed or accompanied by proper instruments of transfer and duly stamped as may be required by the laws of the State of New York and the United States of America, provided that the Depositary may close the transfer books, at any time or from time to time, when deemed necessary or advisable by it in connection with the performance of its duties under the Deposit Agreement or at the request of the Company. This Receipt may be split into other Receipts or may be combined with other Receipts into one Receipt, evidencing the same aggregate number of American Depositary Shares as the Receipt or Receipts surrendered. As a condition precedent to the execution and delivery, registration of transfer, split-up, combination or surrender of any Receipt or transfer and withdrawal of any Deposited Securities, the Depositary or the Custodian may require payment (or, with respect to any applicable stamp taxes, evidence satisfactory to the Depositary that any such amounts have been fully paid) from the presenter of the Receipt or the depositor of Shares of a sum sufficient to reimburse it for any tax, duty or other governmental charge payable with respect thereto (including any such tax, duty or charge with respect to Shares being deposited, to the Receipts being issued or to Deposited Securities being withdrawn) and any stock transfer or registration fees in effect for the registration of transfers of Shares generally on the share register of the Company (or the appointed agent of the Company for transfer and registration of Shares, which may but need not be the Share Registrar) and payment of any applicable fees as herein provided, may require the production of proof satisfactory to it as to the identity and genuineness of any signature and may also require compliance with such reasonable regulations, if any, as the Depositary may establish consistent with the provisions of the Deposit Agreement.

The Depositary may refuse to execute and deliver Receipts, register the transfer of any Receipt, or make any distribution of, or related to, Deposited Securities until it has received such proof of citizenship, residence, exchange control approval, legal or beneficial ownership or other information as it may deem necessary or proper or as the Company may require by written request to the Depositary or the Custodian.

The delivery of Receipts against deposits of Shares generally or against deposits of particular Shares may be suspended, or the transfer or surrender of Receipts in particular instances may be refused, or the transfer or surrender of outstanding Receipts generally may be suspended, during any period when the transfer books of the Depositary or the Company are closed, or if any such action is deemed necessary or advisable by the Depositary or the Company at any time or from time to time because of any requirement of law or of any government or governmental body or commission, or under any provision of the Deposit Agreement, or for any other reason subject to the provisions of Article 15 hereof.

Without limitation of the foregoing, the Depositary shall not knowingly accept for deposit under the Deposit Agreement any Shares that (a) if sold by the holder thereof in the United States or its territories, would be required to be registered under the provisions of the Securities Act of 1933, unless a registration statement is in effect as to such Shares, or (b) would thereby infringe any provision of the Articles. The Depositary will use its reasonable commercial efforts to comply with written instructions of the Company not to accept for deposit under the Deposit Agreement any Shares identified in such instructions at such times and under such circumstances as may be specified in such instructions in order to facilitate the Company’s compliance with the securities laws of the United States.

(4) Liability of Holder for Taxes. Any tax, duty or other governmental charge (including, without limitation, any applicable stamp taxes) or expense payable by the Custodian, the Depositary or its nominee in respect of any Receipt or any Deposited Securities underlying any Receipt shall be payable by the Holder of such Receipt, who shall pay the amount thereof and provide the Depositary with evidence satisfactory to the Depositary that such amounts have been fully paid to the Depositary. The Depositary may refuse to effect registration of transfer of such Receipt or any transfer and withdrawal of Deposited Securities underlying such Receipt until such payment is made, and may withhold any, dividends or other cash distributions constituting Deposited Securities underlying such Receipt, or may sell for the account of the Holder thereof any part or all of the other Deposited Securities underlying such Receipt, and may apply such cash or the proceeds of any such sale in payment of any such tax, duty or other governmental charge or expense (and any taxes and expenses arising or incurred as a result of effecting such sale), the Holder of such Receipt remaining liable for any deficiency.

(5) Warranties on Deposit of Shares. Every person depositing Shares under the Deposit Agreement shall be deemed thereby to represent and warrant that such Shares and each certificate therefor are validly issued and outstanding, fully paid, not a holding or part of a holding, representing an interest of 15% (or such other percentage as may from time to time be provided in the Articles or more of the outstanding Shares liable to disenfranchisement or disposal by the Company pursuant to the Articles and that the person making such deposit is duly authorized so to do and that such Shares (A) are not "restricted securities" as such term is defined in Rule 144 under the Securities Act of 1933 unless at the time of deposit they may be freely transferred in accordance with Rule 144(k) and may otherwise be offered and sold freely in the United States or (B) have been registered under the Securities Act of 1933. Such representations and warranties shall survive the deposit of Shares and issuance of Receipts therefor.

(6) Charges of Depositary. Subject to Section 3.02 of the Deposit, Agreement the Company agrees to pay the fees, reasonable expenses and out-of-pocket charges of the Depositary and those of any Registrar only in accordance with agreements in writing entered into between the Depositary and the Company from time to time. The Depositary shall present its statement for such charges and expenses to the Company once every three months. The charges and expenses of the Custodian are for the sole account of the Depositary.

The following charges shall be incurred by any party depositing or withdrawing Shares or by any party surrendering Receipts or to whom Receipts are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by the Company or an exchange of stock regarding the Receipts or Deposited Securities or a distribution of Receipts pursuant to Section 4.03 of the Deposit Agreement), whichever may be applicable: (1) taxes and other governmental charges, (2) such registration fees as may from time to time be in effect for the registration of transfers of Shares generally on the Share Register of the Company or Foreign Registrar and applicable to transfers of Shares to the name of the Depositary or its nominee or the Custodian or its nominee on the making of deposits or withdrawals under the Deposit Agreement, (3) such cable, telex and facsimile transmission expenses as are expressly provided for in the Deposit Agreement, (4) such expenses as are incurred by the Depositary in the conversion of foreign currency pursuant to Section 4.05 of the Deposit Agreement (5) a fee of $5.00 or less per 100 American Depositary Shares (or portion thereof) for the execution and delivery of Receipts pursuant to Section 2.03, 4.03 or 4.04 of the Deposit Agreement, and the surrender of Receipts pursuant to Section 2.05 or 6.02 of the Deposit Agreement, (6) a fee of $.02 or less per American Depositary Share (or portion thereof) for any cash distribution made pursuant to the Deposit Agreement including, but not limited to, Sections 4.01 through 4.04 of the Deposit Agreement, except for distributions of cash dividends, and (7) a fee for, and deduction of such fee from, the distribution of securities pursuant to Section 4.02 of the Deposit Agreement, such fee being in an amount equal to the fee for the execution and delivery of American Depositary Shares referred to above which would have been charged as a result of the deposit of such securities (for purposes of this clause (7) treating all such securities as if they were Shares), but which securities are instead distributed by the Depositary to Holders.

The Depositary, subject to Section 2.09 of the Deposit Agreement, may own and deal in any class of securities of the Company and its affiliates and in Receipts.

(7) Retention of Depositary Documents. The Depositary is authorized to destroy those documents, records, bills and other data compiled during the term of the Deposit Agreement at the times permitted by law or regulations governing the Depositary unless the Company requests that such papers be retained for a longer period or turned over to the Company or to a successor depositary.

(8) Pre-Release of Receipts. The Depositary may issue Receipts against the delivery by the Company (or any agent of the Company recording Share ownership) of rights to receive Shares from the Company (or any such agent). No such issue of Receipts will be deemed a "Pre-Release" that is subject to the restrictions of the following paragraph.

Unless requested in writing by the Company to cease doing so, the Depositary may, notwithstanding Section 2.03 of the Deposit Agreement, execute and deliver Receipts prior to the receipt of Shares pursuant to Section 2.02 of the Deposit Agreement ("Pre-Release"). The Depositary may, pursuant to Section 2.05 of the Deposit Agreement, deliver Shares upon the receipt and cancellation of Receipts which have been Pre-Released, whether or not such cancellation is prior to the termination of such Pre-Release or the Depositary knows that such Receipt has been Pre-Released. The Depositary may receive Receipts in lieu of Shares in satisfaction of a Pre-Release. Each Pre-Release will be (a) preceded or accompanied by a written representation and agreement from the person to whom Receipts are to be delivered (the "Pre-Releasee") that the Pre-Releasee, or its customer, (i) owns the Shares or Receipts to be remitted, as the case may be, (ii) assigns all beneficial rights, title and interest in such Shares or Receipts, as the case may be, to the Depositary in its capacity as such and for the benefit of the Holders, and (iii) will not take any action with respect to such Shares or Receipts, as the case may be, that is inconsistent with the transfer of beneficial ownership (including, without the consent of the Depositary, disposing of such Shares or Receipts, as the case may be), other than in satisfaction of such Pre-Release, (b) at all times fully collateralized with cash or such other collateral as the Depositary determines, in good faith, will provide substantially similar liquidity and security and, in connection with the Pre-Release of Shares preceded or accompanied by an unconditional guaranty by the Pre-Releasee to deliver Receipts for cancellation on the same calendar on which Shares are delivered to the Pre-Releasee (or if such Receipts are not so delivered, to return the Shares), (c) terminable by the Depositary on not more than five (5) business days notice, and (d) subject to such further indemnities and credit regulations as the Depositary deems appropriate. The number of Shares not deposited but represented by American Depositary Shares which are outstanding at any time as a result of Pre-Releases will not normally exceed thirty percent (30%) of the Shares deposited under the Deposit Agreement; provided, however, that the Depositary reserves the right to disregard such limit from time to time as it deems reasonably appropriate, and may, with the prior written consent of the Company, change such limit for purposes of general application. The Depositary will also set U.S. dollar limits with respect to Pre-Release transactions to be entered into under the Deposit Agreement with any particular Pre-Releasee on a case-by-case basis as the Depositary deems appropriate. For purposes of enabling the Depositary to fulfill its obligations to the Owners under the Deposit Agreement, the collateral referred to in clause (b) above shall be held by the Depositary as security for the performance of the Pre-Releasee's obligations to the Depositary in connection with a Pre-Release transaction, including the Pre-Releasee's obligation to deliver Shares or Receipts upon termination of a Pre-Release transaction (and shall not, for the avoidance of doubt, constitute Deposited Securities under the Deposit Agreement).

The Depositary may retain for its own account any compensation received by it in connection with the foregoing.

(9) Title to Receipts. It is a condition of this Receipt, and every successive Holder hereof by accepting or holding the same consents and agrees, that title to this Receipt (and to the American Depositary Shares evidenced hereby), when properly endorsed or accompanied by proper instruments of transfer, is transferable by delivery with the same effect as in the case of a negotiable instrument; provided that the Depositary, notwithstanding any notice to the contrary, may treat the person in whose name this Receipt is registered on the books of the Depositary as the absolute owner hereof for the purpose of determining the person entitled to distribution of dividends or other distributions or to any notice provided for in the Deposit Agreement, and for all other purposes.

(10)  Restrictions upon Ownership. Notwithstanding any contrary provision of the Deposit Agreement, the Holder hereof acknowledges and agrees (i) that each Receipt, and the terms upon which it is held by such Holder, are subject to and governed by the Articles, (ii) that (except as otherwise provided in the Articles) such Holder’s Receipts represent an interest (as defined in the Articles) in the Shares underlying such Receipts, (iii) that so long as the Articles limit the interest (as defined in the Articles) which a person may have in shares of the Company which carry the right to cast votes on a poll to less than 15 per cent, (or such other percentage as may from time to time be provided in the Articles) of the total votes attaching to Relevant Share Capital (as defined in the Articles) of all classes (taken as a whole) and capable of being cast on a poll (the “Limitation”), such Holder and any other person having an interest in such Receipts will be bound by the Limitation and the Company has a duty under the Articles to take action to enforce the Limitation against such Holder under the Articles (including, without limitation, withdrawal of the right of such Holder to direct the voting of the Shares underlying such Holder’s Receipts or the forced sale of all or part of such Shares), and (iv) that such Holder will provide information required by, and comply with requests from the Company to provide information made under, statutory provisions of English law or the Articles, including, among other things, information as to the capacity in which such Holder owns Receipts and regarding the identity of any other person having such an interest in such Receipts and the nature and extent of the interests of such Holder or other person.

If the Depositary (or the Custodian or any nominee of the Custodian) receives a notice from the Company calling for a Required Disposal (as defined in the Articles) of Shares (a “Limitation Enforcement Notice”) and if the Depositary also receives from the Company a notice (a “Company Notice”) informing the Depositary that (i) a specified Holder or Holders (a “Relevant Holder” or “Relevant, Holders”) are believed or are deemed to be Relevant Persons (as defined in the Articles) in relation to any Shares specified in the Limitation Enforcement Notice and (ii) the Company believes that each Relevant Holder is or is deemed to be interested (as provided in the Articles) in a specified number of such Shares, the Depositary will (x) refuse to register any transfer of a Relevant Receipt until the Company has withdrawn the Company Notice in respect of that Relevant Receipt, (y) deny the voting rights attaching to a Relevant Receipt to the Relevant Holder thereof to the extent that the voting rights of the Shares underlying that Relevant Receipt are denied to the Depositary as notified in the Limitation Enforcement Notice until the Company has withdrawn the Company Notice in respect of that Relevant Receipt and (z) give notice to each Relevant Holder specified therein of receipt by the Depositary of the Company Notice and of certain other matters. If the Company Notice does not include the information described in clause (ii), the Depositary shall assume for the foregoing purposes that each Relevant Holder is or is deemed to be interested (as provided in the Articles) in that number of the Shares specified in the Limitation Enforcement Notice that bears the same ratio to the total number of Shares specified in such Limitation Enforcement Notice as the number of such Relevant Holder’s American Depositary Shares bears to the number of American Depositary Shares of all Relevant Holders specified in such Limitation Enforcement Notice. If the Depositary at any time receives a further notice from the Company referring to a Company Notice and modifying such Company Notice, the Depositary shall take action in accordance with such modified Company Notice from and after the receipt of such notice by the Depositary.

“Relevant Receipt” means a Receipt evidencing the Shares in which a Relevant Holder is or is deemed to be interested as described above.

If any Shares underlying any Relevant Receipt are sold pursuant to the Articles, such Relevant Receipt shall thenceforth represent only the right to receive any cash received by the Depositary in respect thereof, less any expenses incurred or paid by the Depositary in distributing such cash to the Relevant Holder thereof, and any unsold Shares, and upon surrender of such Relevant Receipt, the Relevant Holder thereof shall be entitled to withdraw such cash and such underlying Shares in the manner set forth in paragraph (2) on the face of this Receipt.

If the Depositary receives a Limitation Enforcement Notice but not a Company Notice relating thereto, the Depositary will (i) apply any denial of voting rights in consequence thereof pro rata to all American Depositary Shares outstanding from time to time; and (ii) give notice to all Holders of receipt by the Depositary of the Limitation Enforcement Notice and of the actions to be taken with respect thereto, and treat any sale of Shares in consequence of the Limitation Enforcement Notice as if it were a distribution in cash and a change in Deposited Securities applicable to all Deposited Securities as provided in paragraphs (1) and (4) on the reverse of this Receipt.

Except to the extent (if at all) as is provided in the Articles, the Company shall be under no obligation to give, to modify or to withdraw a Company Notice or a Limitation Enforcement Notice or otherwise to give any information or instructions to the Depositary in connection with any of the foregoing and shall have no liability whatsoever to any person in respect of any of the foregoing. Nothing in the Deposit Agreement shall limit any right or remedy which the Company may have under the Articles.

Any resolution or determination of, or decision or exercise of any discretion or power by, the Company or by the Depositary under or pursuant to the Articles (with respect to the Limitation, a Required Disposal (as defined in the Articles) or otherwise) or the provisions of the Deposit Agreement referred to in this paragraph (12) shall be final and conclusive and binding on any Holder thereby affected and all other persons concerned and shall not be open to challenge, whether as to its validity or otherwise, on any ground whatsoever, and neither the Company nor the Depositary shall have any liability whatsoever in respect thereof.

(11) Validity of Receipt. This Receipt shall not be entitled to any benefits under the Deposit Agreement or be valid or obligatory for any purpose unless executed by the Depositary by the manual signature of a duly authorized officer or, if a Receipt Registrar for the Receipts shall have been appointed, by the manual signature of a duly authorized officer of such Registrar or any co-registrar.

Dated:

JPMORGAN CHASE BANK, N.A.
as Depositary
By
(Title)

The Depositary's Office is located at 4 New York Plaza, New York, New York 10004.

EXHIBIT B
TO
DEPOSIT AGREEMENT
[FORM OF REVERSE OF RECEIPT]
SUMMARY OF CERTAIN ADDITIONAL PROVISIONS
OF THE DEPOSIT AGREEMENT

(1) Dividends and Distributions. Whenever the Depositary shall receive any cash dividend or other cash distribution on the Deposited Securities, the Depositary will, if at the time of receipt thereof amounts received in a foreign currency can in the judgment of the Depositary be converted on a reasonable basis into U.S. dollars transferable to the United States and subject to the provisions of the Deposit Agreement, convert such dividend or distribution into U.S. dollars (unless received in U.S. dollars) and distribute the amount thus received (net of the fees of the Depositary as provided in Section 5.09 of the Deposit Agreement, if applicable) to the Holders entitled thereto, in proportion to the number of American Depositary Shares representing such Deposited Securities held by them, respectively; provided that the amount distributed will be reduced by any amounts (i) required to be withheld by the Company or the Depositary on account of taxes or (ii) to be paid to or retained by the Depositary as reimbursement for expenses incurred or paid by the Depositary in connection with such conversion. If in the judgment of the Depositary amounts received in foreign currency may not be converted on a reasonable basis into U.S. dollars transferable to the United States, or may not be so convertible for all of the Holders entitled thereto, the Depositary may in its discretion make such conversion, if any, and distribution in U.S. dollars to the extent permissible to the Holders entitled thereto and may distribute the balance of the foreign currency received and not so convertible by the Depositary to, or hold such balance for the account of, the Holders entitled thereto for whom such conversion and distribution is not practicable. If in the opinion of the Depositary any distribution other than cash or Shares upon any Deposited Securities cannot be made proportionately among the Holders entitled thereto, or if for any other reason the Depositary deems such distribution not to be feasible, the Depositary may adopt such method as it may deem equitable for the purpose of effecting such distribution, including the sale (at public or private sale) of the securities or property thus received, or any part thereof, and the net proceeds of any such sale will be distributed by the Depositary to the Holders entitled thereto as in the case of a distribution received in cash. If any distribution upon any Deposited Securities consists of a dividend in, or free distributions of, Shares the Depositary may, with the company’s approval, and shall, if the Company shall so request, distribute to the Holders of outstanding Receipts entitled thereto, in proportion to the number of American Depositary Shares representing such Deposited Securities held by them, respectively, additional Receipts for an aggregate number of American Depositary Shares corresponding to the number of Shares received as such dividend or free distribution, subject to the terms and conditions of the Deposit Agreement with respect to the deposit of Shares and the issuance of American Depositary Shares evidenced by Receipts, including the withholding of any tax or other governmental charge as provided in Section 4.11 of the Deposit Agreement and the payment of fees of the Depositary as provided in Section 5.09 of the Deposit Agreement. In lieu of delivering Receipts for fractional American Depositary Shares in the case of any such distribution, the Depositary shall sell the amount of Shares represented by the aggregate of such fractions and distribute promptly the net proceeds, all in the manner and subject to the conditions described in Section 4.01 of the Deposit Agreement. If additional Receipts are not so distributed, each American Depositary Share shall thenceforth also represent the additional Shares distributed upon the Deposited Securities represented thereby. In the event that the Company shall offer or cause to be offered to the holders of any Deposited Securities an option to elect to receive dividends in fully paid Shares instead of cash, the Depositary and the Company agree to consult to determine whether such option will be made available to the Holders and, if such option is to be made available to the Holders, the procedures to be followed.

(2) Rights. In the event that the Company shall offer or cause to be offered to the holders of any Deposited Securities any rights to subscribe for additional Shares or any rights of any other nature, the Depositary, after consultation with the Company, shall have discretion as to the procedure to be followed in making such rights available to any Holder or in disposing of such rights on behalf of any Holders and making the net proceeds available to such Holders or, if by the terms of such rights offering or for any other reason, the Depositary may not either make such rights available to any Holders or dispose of such rights and make the net proceeds available to such Holders, then the Depositary shall allow the rights to lapse. If at the time of the offering of any rights the Depositary determines in its discretion that it is lawful and feasible to make such rights available to all Holders or to certain Holders but not to other Holders, the Depositary may distribute to any Holder to whom it determines the distribution to be lawful and feasible, in proportion to the number of American Depositary Shares held by such Holder, warrants or other instruments therefor in such form as it deems appropriate.

In circumstances in which rights would otherwise not be distributed, if a Holder of Receipts requests the distribution of warrants or other instruments in order to exercise the rights allocable to the American Depositary Shares of such Holder under the Deposit Agreement, the Depositary will make such rights available to such Holder upon written notice from the Company to the Depositary that (a) the Company has elected in its sole discretion to permit such rights to be exercised and (b) such Holder has executed such documents as the Company has determined in its sole discretion are reasonably required under applicable law.

If the Depositary has distributed warrants or other instruments for rights to all or certain Holders, then upon instruction from such a Holder pursuant to such warrants or other instruments to the Depositary from such Holder to exercise such rights, upon payment by such Holder to the Depositary for the account of such Holder of an amount equal to the purchase price of the Shares to be received upon the exercise of the rights, and upon payment of the fees of the Depositary and any other charges as set forth in such warrants or other instruments, the Depositary shall, on behalf of such Holder, exercise the rights and purchase the Shares, and the Company shall cause the Shares so purchased to be delivered to the Depositary on behalf of such Holder. As agent for such Holder, the Depositary will cause the Shares so purchased to be deposited pursuant to Section 2.02 of the Deposit Agreement, and shall, pursuant to Section 2.03 of the Deposit Agreement, execute and deliver Receipts to such Holder. In the case of a distribution pursuant to the second paragraph of Section 4.04 of the Deposit Agreement, such Receipts shall be legended in accordance with applicable U.S. laws, and shall be subject to the appropriate restrictions on sale, deposit, cancellation, and transfer under such laws.

If the Depositary determines in its discretion that it is not lawful and feasible to make such rights available to all or certain Holders, it may, subject to legal requirements, sell the rights, warrants or other instruments in proportion to the number of American Depositary Shares held by the Holders to whom it has determined it may not lawfully or feasibly make such rights available, and allocate the net proceeds of such sales (net of the fees of the Depositary as provided in Section 5.09 of the Deposit Agreement and all taxes and governmental charges payable in connection with such rights and subject to the terms and conditions of the Deposit Agreement) for the account of such Holders otherwise entitled to such rights, warrants or other instruments, upon an averaged or other practical basis without regard to any distinctions among such Holders because of exchange restrictions or the date of delivery of any Receipt or otherwise. No distribution of rights or the net proceeds of any sale of rights to Holders shall be unreasonably delayed by any action of the Depositary or any of its agents.

The Depositary will not offer rights to Holders unless both the rights and the securities to which such rights relate are either exempt from registration under the Securities Act of 1933 with respect to a distribution to Holders or are registered under the provisions of such Act. If a Holder of Receipts requests distribution of warrants or other instruments, notwithstanding that there has been no such registration under such Act, the Depositary shall not effect such distribution unless it has received an opinion from recognized counsel in the United States for the Company upon which the Depositary may rely that such distribution to such Holder is exempt from such registration. Neither the Depositary, nor Holders nor third persons may compel the Company to register under the Securities Act of 1933 or otherwise any right or security of the Company or the issuance thereof by virtue of any of the terms of the Deposit Agreement.

The Depositary shall not be responsible for any failure to determine that it may be lawful or feasible to make such rights available to Owners in general or any Owner in particular.

(3) Conversion of Foreign Currency. Whenever the Depositary shall receive foreign currency, by way of dividends or other distributions or as the net proceeds from the sale of securities, property or rights, and if at the time of the receipt thereof the foreign currency so received can in the judgment of the Depositary be converted on a reasonable basis into U.S. dollars and the resulting U.S. dollars transferred to the United States, the Depositary shall convert, by sale or in any other manner that it may determine, such foreign currency into U.S. dollars, and such U.S. dollars shall be distributed promptly to the Holders entitled thereto or, if the Depositary shall have distributed any warrants or other instruments which entitle the holders thereof to such U.S. dollars, then to the holders of such warrants or instruments, as applicable, upon surrender thereof for cancellation. Such distribution may be made upon an averaged or other practicable basis without regard to any distinctions among Holders on account of exchange restrictions, the date of delivery or otherwise.

If such conversion or distribution can be effected only with the approval or license of any government or agency thereof, the Depositary shall file promptly such application for approval or license, if any, as it may deem desirable.

If at any time the Depositary shall determine that in its reasonable judgment any foreign currency received by the Depositary is not, pursuant to applicable law, convertible on a reasonable basis into U.S. dollars transferable to the United States, or if any approval or license of any government or agency thereof which is required for such conversion is denied or in the reasonable opinion of the Depositary is not obtainable, or if any such approval or license is not obtained within a reasonable period as determined by the Depositary, the Depositary may distribute the foreign currency (or an appropriate document evidencing the right to receive such foreign currency) received by the Depositary to, or in its discretion may hold such foreign currency proceeds for the respective accounts of, the Holders entitled to receive the same.

If any such conversion of foreign currency, in whole or in part, cannot be effected for distribution to some Holders entitled thereto, the Depositary may in its discretion make such conversion and distribution in U.S. dollars to the extent permissible to the Holders entitled thereto and may distribute the balance of the foreign currency received by the Depositary to, or hold such balance (uninvested and without liability for interest thereon) for the respective accounts of, the Holders entitled thereto for whom such conversion and distribution is not practicable.

(4) Record Dates. Whenever any cash dividend or other cash distribution shall become payable or any distribution other than cash shall be made, or whenever rights shall be issued with respect to the Deposited Securities, or whenever for any reason the Depositary causes a change in the number of Shares that are represented by each American Depositary Share, or whenever the Depositary shall receive notice of any meeting of holders of Shares or other Deposited Securities, the Depositary shall, after consultation with the Company, fix a record date, which date shall, to the extent practicable, be the same as the date fixed by the Company (a) for the determination of the Holders who shall be (i) entitled to receive such dividend, distribution or rights, or the net proceeds of the sale thereof, or (ii) entitled to give instructions for the exercise of voting rights at any such meeting, or (b) on or after which each American Depositary Share will represent the changed number of Shares. Subject to the provisions of Sections 4.01 through 4.05 of the Deposit Agreement and to the other terms and conditions of the Deposit Agreement.

(5) Voting of Deposited Securities. Upon receipt of notice of any meeting of holders of Shares or other Deposited Securities, the Depositary shall, as soon as practicable thereafter and to the extent permitted by law, mail to the Holders a notice, which shall contain (a) a summary of such information as is contained in such notice of meeting, and (b) a statement that the Holders at the close of business on a specified record date will be entitled, subject to any applicable provisions of English law and of the Memorandum and Articles of the Company and of the Deposited Securities, to instruct the Depositary as to the exercise of the voting rights, if any, pertaining to the amount of Deposited Securities underlying their respective American Depositary Shares, and (c) a statement as to the manner in which such instructions may be given, including an express indication that instructions may be given to the Depositary to give a discretionary proxy to a person designated by the Company. Upon the written request of a Holder on such record date, received on or before the date established by the Depositary or such purpose, the Depositary shall endeavor in so far as practicable to vote or cause to be voted the amount of Shares or other Deposited Securities underlying the American Depositary Shares evidenced by such Receipt in accordance with any non-discretionary instructions set forth in such request; provided, however, that the Depositary, unless specifically instructed by the Holder, shall not demand a poll. The Depositary shall not vote the amount of Deposited Securities underlying a Receipt except in accordance with written instructions from the Holder of such Receipt. In accordance with the Articles of the Company and English law, Holders who have failed to comply with the Company’s requests for information of the nature referred to in Section 3.04(a)(iv) may forfeit the rights described in Section 4.07 of the Deposit Agreement to direct the voting of Deposited Securities underlying their Receipts.

(6) Changes Affecting Deposited Securities. In circumstances where the provisions of Section 4.03 of the Deposit Agreement do not apply, upon any change in par value, split-up, consolidation or any other reclassification of Deposited Securities, or upon any recapitalization, reorganization, merger or consolidation or sale of assets affecting the Company or to which it is a party, any securities that shall be received by the Depositary in exchange for or in conversion of or in respect of Deposited Securities shall be treated as new Deposited Securities under the Deposit Agreement, and the American Depositary Shares shall thenceforth represent the right to receive the new Deposited Securities so received, unless additional Receipts are delivered pursuant to the following sentence. In any such Case, the Depositary may with the Company’s approval, and shall if the Company shall so request, execute and deliver additional Receipts as in the case of a dividend of Shares, or call for the surrender of outstanding Receipts to be exchanged for new Receipts.

(7) Reports; Inspection of Transfer Books. Upon effectiveness of the termination of the Company’s reporting requirements under the Exchange Act, the Company shall publish on its website (www.bg-group.com) on an ongoing basis, or otherwise furnish the United States Securities and Exchange Commission (the "Commission") with, certain public reports and documents required by foreign law or otherwise under Rule 12g3-2(b) under the Exchange Act. To the extent furnished to the Commission, such reports and documents may be inspected and copied at the public reference facilities maintained by the Commission located at 100 F Street, NE, Washington, DC 20549. The Depositary will make available for inspection by Holders at the Depositary's Office, at the office of the Custodian and at any other designated transfer offices, and shall arrange for the mailing to all Holders of, any reports and communications, including any proxy soliciting material, received from the Company that are both (a) received by the Depositary or its nominee or nominees as the holder of the Deposited Securities and (b) made generally available to the holders of such Deposited Securities by the Company. The Depositary will also send to Holders copies of such reports when furnished by the Company as provided in the Deposit Agreement. The Depositary will keep books, at its transfer office for the registration of Receipts and their transfer which at all reasonable times will be open for inspection by the Holders and the Company; provided that such inspection shall not be for the purpose of communicating with Holders in the interest of a business or object other than the business of the Company or a matter related to the Deposit Agreement, the Receipts, the Shares, the Memorandum of the Articles.

(8) Filing Proofs, Certificates and Other Information. Any person presenting Shares for deposit or any Holder may be required from time to time to file with the Depositary or the Custodian such proof of citizenship, residence, exchange control approval or such information relating to the registration on the books of the Company (or the appointed agent of the Company for transfer and registration of Shares, which may but need not be the Share Registrar) of the Shares presented for deposit, and to execute and deliver to the Depositary or the Custodian such certificates, and to make such representations and warranties, as the Depositary or the Company may deem necessary or proper or as the Company may require by written request to the Depositary or the Custodian. The Depositary may withhold the delivery or registration of transfer of any Receipt or the distribution of any dividend or other distribution of rights or of the proceeds thereof or the delivery of any Deposited Securities underlying such Receipt until the foregoing is accomplished to the Depositary’s satisfaction. Upon reasonable request, the Depositary shall provide the Company in a timely manner with copies of all such proofs and certificates and such written representations and warranties provided.

(9) Withholding. Notwithstanding any other provision of the Deposit Agreement, if the Depositary determines that any distribution in property (including Shares or rights to subscribe therefor) is subject to any tax or other governmental charge that the Depositary is obligated to withhold, the Depositary may dispose of all or a portion of such property (including Shares and rights to subscribe therefor) in such amounts and in such manner as the Depositary deems necessary and practicable to pay such taxes, by public or private sale, and the Depositary shall distribute the net proceeds of any such sale after deduction of such taxes to the Holders entitled thereto.

(10) Liability of the Company and Depositary. Neither the Depositary nor the Company and the Directors shall incur any liability to any Holder of this Receipt if, by reason of any provision of any present or future law of any country or of any governmental authority, or by reason of any provision, present or future, of the Memorandum and Articles of the Company or the Deposited Securities, or by reason of any act of God or war or other circumstance beyond its control, the Depositary or the Company will be prevented or forbidden from doing or performing any act or thing which by the terms of the Deposit Agreement shall be done or performed. Neither the Company nor the Depositary or the Directors assumes any obligation or shall be subject to any liability under the Deposit Agreement to Holders, except that they shall use reasonable endeavors exercised in good faith in the performance of such duties as are specifically set forth in the Deposit Agreement. Neither the Depositary nor the Company nor any Director will be under any obligation to appear on, prosecute or defend any action, suit or other proceeding in respect of any Deposited Securities or in respect of the Receipts that in its opinion may involve it in expense and liability, unless indemnity satisfactory to it or him against all expense and liability be furnished as often as may be required, and the Custodian shall not be under any obligation whatsoever with respect to such proceedings, the responsibility of the Custodian being solely to the Depositary. Neither the Depositary nor the Company nor any Director will be liable for any action or non-action by it or him in reliance upon the advice of or information from legal counsel, accountants, any governmental authority, any person presenting Shares for deposit, any Holder of a Receipt, or any other person believed by it or him in good faith to be competent to give such advice or information. The Depositary shall not be liable for any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the Depositary or in connection with any matter arising wholly after the removal or resignation of the Depositary, provided that in connection with the issue out of which such potential liability arises the Depositary performed its obligations without negligence or bad faith while it acted as Depositary. The Depositary will not be responsible for any failure to carry out any instructions to vote any of the Deposited Securities, or for the manner in which any such vote is cast or effect of any such vote; provided that any such action or non-action is in good faith. Subject to the Memorandum and Articles, the Depositary may own and deal in any class of securities of the Company and its affiliates and in Receipts. The Company agrees to indemnify the Depositary, its directors, employees, agents and affiliates and any Custodian against, and hold each of them harmless from, any liability or expense (including, but not limited to, the reasonable fees and expenses of counsel) which may arise out of acts performed or omitted, in accordance with the provisions of the Deposit Agreement and of the Receipts, as the same may be amended, modified or supplemented from time to time, (i) by either the Depositary or a Custodian or their respective directors, employees, agents and affiliates, except for any liability or expense arising out of the negligence or bad faith of either of them, or (ii) by the Company or any of its directors, employees, agents and affiliates.

(11) Resignation and Removal of Depositary; Substitution of Custodian. The Depositary may at any time resign as Depositary under the Deposit Agreement by written notice of its election so to do delivered to the Company, such resignation to take effect upon the appointment of a successor depositary and its acceptance of such appointment as provided in the Deposit Agreement. The Depositary may at any time be removed by the Company by written notice of such removal, effective upon the appointment of a successor depositary and its acceptance of such appointment as provided in the Deposit Agreement. The Depositary may at any time appoint a substitute custodian and the term “Custodian” shall refer to such substitute.

(12) Amendment of Deposit Agreement and Receipts. The Receipts and the Deposit Agreement may at any time and from time to time be amended by agreement between the Company and the Depositary in any respect which they may deem necessary or desirable. Any amendment that shall impose or increase any fees or charges (other than the fees of the Depositary for the execution and delivery or the cancellation of Receipts and taxes, including, without limitation, stamp taxes and other governmental charges), or which shall otherwise prejudice any substantial existing right of Holders of Receipts, shall, however, not become effective as to outstanding Receipts until the expiration of thirty 30 days after notice of such amendment shall have been given to the Holders thereof. Every Holder at the time any such amendment so becomes effective, if such Holder shall have been given such notice, shall be deemed, by continuing to hold such Receipt, to consent and agree to such amendment and to be bound by either the Deposit Agreement or the Receipt or both of them, as applicable, as amended thereby. In no event shall any amendment impair the right of the Holder hereof to surrender this Receipt and receive therefor the Deposited Securities represented hereby except in order to comply with mandatory provisions of applicable law.

(13) Termination of Deposit Agreement. The Depositary shall at any time, at the direction of the Company, terminate the Deposit Agreement by mailing notice of such termination to the Holders of all Receipts then outstanding at least thirty (30) days prior to the date fixed in such notice for such termination. The Depositary may terminate the Deposit Agreement by mailing notice of such termination to the Company and the Holders of Receipts then outstanding if at any time ninety (90) days shall have expired after the Depositary shall have delivered to the Company a written notice of its election to resign and a successor depositary shall not have been appointed and accepted its appointment as provided in Section 5.04 of the Deposit Agreement. On and after the date of termination, the Holder of a Receipt will, upon (a) surrender of such Receipt at the Depositary's Office, (b) payment of the fee of the Depositary for the surrender of Receipts referred to in Section 2.05 of the Deposit Agreement, and (c) payment of any applicable taxes or governmental charges, be entitled to delivery, to him or upon his order, of the amount of Deposited Securities represented by American Depositary Shares evidenced by such Receipt. If any Receipts shall remain outstanding after the date of termination, the Depositary thereafter shall discontinue the registration of transfers of Receipts, shall suspend the distribution of dividends to the Holders thereof, and shall not give any further notices or perform any further acts under the Deposit Agreement, except that the Depositary shall continue to collect dividends and other distributions pertaining to Deposited Securities, shall sell rights as provided in the Deposit Agreement, and shall continue to deliver Deposited Securities, together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any rights or other property, in exchange for Receipts surrendered to the Depositary (after deducting, in each case, the fee of the Depositary for the surrender of a Receipt, any expenses for the account of the Holder of such Receipt in accordance with the terms and conditions of the Deposit Agreement, and any applicable taxes or governmental charges). At any time after the expiration of one year from the date of termination, the Depositary may sell the Deposited Securities then held under the Deposit Agreement and may thereafter hold the uninvested net proceeds of any such sale, together with any other cash then held by it under the Deposit Agreement, without liability for interest, for the pro rata benefit of Holders of Receipts that have not theretofore been surrendered such Holders thereupon becoming general creditors of the Depositary with respect to the net proceeds. After making such sale, the Depositary shall be discharged from all obligations under the Deposit Agreement, except to account for such net proceeds and other cash (after deducting, in each case, the fees of the Depositary for the surrender of a Receipt, any expenses for the amount of the Holder of such Receipt in accordance with the terms and conditions of this Deposit Agreement, and any applicable taxes or governmental charges, and except for its obligations to the Company under Section 5.08 of the Deposit Agreement and to the Holders under Section 6.02 of the Deposit Agreement, which obligations shall survive the termination of the Deposit Agreement). Upon the termination of the Deposit Agreement, the Company shall be discharged from all obligations under the Deposit Agreement except for its obligations to the Depositary under Sections 5.08 and 5.09 of the Deposit Agreement and paragraph 6 of the Receipt.

(14) Certain Definitions. Terms used in this Receipt that are not otherwise defined shall have the respective meanings ascribed to them in the Deposit Agreement.

(15) Headings. Headings contained herein are included for convenience only and are not to be used in construing or interpreting any provision hereof.

(16) Compliance with U.S. Securities Laws. Notwithstanding anything in the Deposit Agreement to the contrary, the Company and the Depositary each agrees that it will not exercise any rights it has under the Deposit Agreement to permit the withdrawal or delivery of Deposited Securities in a manner which would violate the U.S. securities laws, including, but not limited to, Section I.A.(1) of the General Instructions to the Form F-6 Registration Statement, as amended from time to time, under the Securities Act of 1933.

(17) Governing Law. This Receipt and the Deposit Agreement shall be interpreted, and all rights hereunder and thereunder and all provisions hereof and thereof shall be governed, in accordance with the laws of the State of New York.